UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2015

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

9380 Judicial Drive

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Exclusive License Agreement

On September 25, 2015, a subsidiary of Sorrento Therapeutics, Inc. (the “Company”), LA Cell, Inc. (“LA Cell”) entered into an exclusive license agreement (the “Agreement”) with City of Hope, a California nonprofit public benefit corporation (“City of Hope”), pursuant to which LA Cell licensed technology developed at City of Hope that enables modified monoclonal antibodies (“mAbs”) to penetrate into cells and target ‘undruggable” disease-causing molecules.

The total deal value is in excess of $170 million for the development of these modified mAbs and includes an equity provision as well as upfront and milestone payments to City of Hope. In addition, LA Cell will pay an undisclosed royalty on net sales during the term of the Agreement.

The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

The foregoing summary is qualified in its entirety by reference to the Agreement, a redacted copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

The Company issued a press release announcing the Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated September 28, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2015

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
	Name:	Henry Ji
	Title:	President and Chief Executive Officer